EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Annual Report (Form 10-K/A Amendment No. 2) of Helmerich & Payne, Inc. of our report dated November 23, 2004, included in the 2004 Annual Report to Shareholders of Helmerich & Payne, Inc.

     We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55239, 333-34939 and 333-63124) pertaining, respectively, to the Helmerich & Payne, Inc. 1990 Stock Option Plan, 1996 Stock Incentive Plan and 2000 Stock Incentive Plan of our report dated November 23, 2004, with respect to the consolidated financial statements of Helmerich & Payne, Inc. incorporated by reference in the Annual Report (Form 10-K/A Amendment No. 2) for the year ended September 30, 2004.

ERNST & YOUNG LLP

Tulsa, Oklahoma

March 11, 2005